Exhibit 99.2

FOR IMMEDIATE RELEASE

COMMUNITY CCRXSM PART D BID APPROVED BY CMS

Plan qualifies for auto assigned dual eligibles in all but four regions and achieves highest customer satisfaction in Medicare survey

Rye Brook, NY — October 3, 2007 — Universal American Financial Corp. (NASDAQ: UHCO) joined today with MemberHealth LLC, a subsidiary of Universal American, to announce the results of its bids to offer Community CCRx Prescription Drug Plans nationwide in 2008.

The Centers for Medicare and Medicaid Services (CMS) approved Universal American’s bids to offer Community CCRx plans in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, marking the third year of operation for the plan.  In addition, Community CCRx is eligible to receive auto assignment of beneficiaries in 30 of 34 regions, including Florida and New Jersey, in 2008.

In a recent survey of Medicare beneficiaries conducted by CMS, Community CCRx was ranked highest in customer satisfaction. The 2008 edition of the Medicare and You handbook published each year by CMS will list Community CCRx as the highest-rated plan.

“We believe our philosophy of helping beneficiaries save money and stay connected with their pharmacist for more complete care is what makes our plans successful and helped Community CCRx achieve the highest customer satisfaction rating in the Medicare and You handbook this year,”  said Charles Hallberg, president and chief executive officer of MemberHealth.   “By focusing on these same ideals in 2008, we will continue to earn the trust and confidence of our members.”

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 “We are very pleased to receive approval by CMS to offer Community CCRx nationwide in 2008,” said Richard A. Barasch, chairman and chief executive officer of Universal American.  “Community CCRx has earned the loyalty and trust of more than a million members because of the way it fosters close relationships between patients and community pharmacists.  We are excited to provide Universal American agents and brokers the opportunity to join this successful community-based model and present Community CCRx to more Medicare beneficiaries in 2008.”

Community CCRx is a product that was developed in close association with the National Community Pharmacists Association (NCPA). Recognized as one of the nation’s most successful Medicare Part D plans, Community CCRx offers a large network of more than 63,000 pharmacies and an innovative service delivery model that enlists community pharmacists as trusted healthcare advisors to members.

MemberHealth is the original sponsor of Community CCRx and current administrator of its plans.  The company became a subsidiary of Universal American on September 21, 2007.  Community CCRx is underwritten by American Progressive Life & Health Insurance Company of N.Y. and Pennsylvania Life Insurance Company, insurance subsidiaries of Universal American.

Medicare beneficiaries may obtain more information about Community CCRx products by calling 1-866-684-5353 (TTY/TDD users call 1-866-684-5351) between 8 a.m. and 11 p.m. Eastern Time, seven days a week, or by visiting www.CommunityCCRx.com.

About Universal American Financial Corp.

Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.universalamerican.com.

About MemberHealth, LLC

MemberHealth, LLC, part of the Universal American family of companies, is a leading national Prescription Benefits Manager (PBM) for government and commercial health plans. The company administers coverage in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands and offers its clients’ members access to more than 63,000 network pharmacies nationwide. MemberHealth established its reputation as a visionary PBM for insured and self-insured groups and discount prescription programs across the country by focusing on strengthening the relationships between patients, their pharmacists and physicians. By enhancing these valuable relationships, MemberHealth can ensure that people take medicines with confidence and save money. For more information about MemberHealth, please visit www.mhrx.com.

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Certain matters discussed in this news release and oral statements made from time to time by representatives of Universal American (including, but not limited to, statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of

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business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs and revenues; future operating results and references to the estimate of the accretion from recent acquisitions) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein		The Equity Group Inc.

Executive Vice President &		www.theequitygroup.com

Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609